Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on Form 10-K of our report dated March 28, 2024, relating to the consolidated financial statements which are incorporated in PMGC Holdings, Inc (formerly Elevai Labs, Inc). appearing in the Annual Report on Form 10-K for the years ended December 31, 2023 and 2022.

/s/ TPS Thayer, LLC

Sugar Land, Texas

March 26, 2025